Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), among Aviv Asset Management, L.L.C., a Delaware limited liability company (the “Company”), Aviv REIT, Inc., the parent company of the Company (“Aviv REIT”) and Steven J. Insoft (the “Executive”) is to be effective as of the execution date of the Merger Agreement (as defined below) (the “Effective Date”). This Agreement is contingent on the execution of the agreement and plan of merger by and among Omega Healthcare Investors, Inc., OHI Healthcare Properties Holdco, Inc., OHI Healthcare Properties Limited Partnership, Aviv REIT, and Aviv Healthcare Properties Limited Partnership, L.P. (the “Merger Agreement”) no later than October 30, 2014. If the Merger Agreement is not executed by that date for any reason, this Agreement will immediately and automatically be null and void and be of no further force or effect.

INTRODUCTION

The Company employs the Executive as an employee and its President and Chief Operating Officer and the Executive also serves as the President and Chief Operating Officer of Aviv REIT. The Company, Aviv REIT and the Executive desire to enter into this Agreement to reflect certain terms and conditions of the Executive’s employment and service.

NOW, THEREFORE, the parties agree as follows:

1.	Terms and Conditions of Employment.

(a) Employment. During the Term, Company will employ the Executive, and the Executive will serve on a full-time basis as the President and Chief Operating Officer of the Company and the President and Chief Operating Officer of Aviv REIT until a Change in Control, and upon and following a Change in Control will have such job position as may be assigned by the Company and will have such responsibilities and authority as may from time to time be assigned to the Executive by the Company. In this capacity, Executive will provide unique services to the Company and Aviv REIT and be privy to the Company’s and Aviv REIT’s Confidential Information and Trade Secrets. The Executive will report to the Chief Executive Officer of Aviv REIT until the occurrence of a Change in Control and upon and following a Change in Control will report for such position as may be established by the Company. The Executive’s primary office will be at the Company’s headquarters in such geographic location within the United States as may be determined by the Company.

(b) Exclusivity. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company and Aviv REIT; provided, however, that this provision is not intended to prevent the Executive from managing his investments, so long as he gives his duties to the Company and Aviv REIT first priority and such investment activities do not interfere with his performance of duties for the Company and Aviv REIT. Notwithstanding the foregoing, other than with regard to the Executive’s duties to the Company and Aviv REIT, the Executive will not accept any other employment during the Term, perform any consulting services during the Term, or serve on the board of directors or governing body of any other business, except with the prior written consent of the Chief Executive Officer of Aviv REIT. Further, the Executive has disclosed on Exhibit A hereto, all of his nonpublic company healthcare related investments, and agrees not to make any investments during the Term hereof except as a passive investor. The Executive agrees during the Term not to own directly or indirectly equity securities of any public healthcare related company (excluding Aviv REIT) that represents five percent (5%) or more of the value or voting power of the equity securities of such company.

2.	Compensation.

(a) Base Salary. The Company shall pay the Executive base salary of $395,000 per annum as of the Effective Date, which base salary will be subject to review effective as of January 1, 2015, and at least annually thereafter by Aviv REIT for possible increases, and will also be subject to review for possible increase upon a Change in Control by the successor to Aviv REIT which has accepted assignment of this Agreement in connection with the Change in Control (the “Successor”). The base salary shall be payable in equal installments, no less frequently than twice per month, in accordance with the Company’s regular payroll practices.

(b) Bonus.

(i) The Executive shall be eligible to earn an annual bonus of 160%, 80% and 40% for high, target and threshold performance, respectively, of the Executive’s annual base salary (the “Bonus”) until the date of a Change in Control, as of which date the foregoing percentages may be modified prospectively by the Successor to percentages that are consistent with those provided to similarly situated officers of such successor (provided that the annual bonus opportunity for the year to date in which a Change in Control occurs will be based on the applicable percentage of the portion of the Executive’s annual salary earned for the calendar year through the date of the Change in Control, and the annual bonus opportunity for the portion of the year following the Change in Control will be based on the applicable percentage of the portion of the Executive’s annual salary earned from the date of the Change in Control through the end of the year in which the Change in Control occurs. The Bonus, if any, shall be payable (A) promptly following the availability to Aviv REIT of the required data to calculate the Bonus for the year for which the Bonus is earned (which data may in Aviv REIT’s discretion include audited financial statements), and (B) by no later than March 15 of the year following the year for which the Bonus is earned.

(ii) The Bonus metrics, the relative weighting of the bonus metrics and the specific threshold, target and high levels of each metric for 2014 have previously been established by the Compensation Committee of the Board of Directors of Aviv REIT (the “Compensation Committee”). The same performance metrics and the weighting, but not the specific required levels at threshold, target and high, will continue to apply for 2015 unless the Compensation Committee changes the metrics or the weighting by no later than the first ninety (90) days of the year in which such change is to occur; provided, however, that such metrics and weighting will cease to apply prospectively upon the occurrence of a Change in Control. If the Compensation Committee changes the metrics or the weighting with respect to a year or in connection with a Change in Control, it will communicate the new metrics and the weighting, and the required levels for threshold, target and high performance to the Executive promptly after it approves such changes (which approval must occur no later than the first ninety (90) days of the year in which the change is made or no later than the first ninety (90) days after the Change in Control). After any such change is made, the changed metrics and the weighting, but not the required levels for threshold, target and high performance, will continue to apply to 2016, unless the Compensation Committee takes further action to change the metrics or weighting in the same manner described above. Regardless of whether or not the Compensation Committee changes the metrics or the weighting for a year, it will establish the required levels for threshold, target and high performance for the year by no later than the first ninety (90) days of the year, and promptly thereafter communicate the same to the Executive. All required levels for threshold, target and high performance for any year that are based on objective criteria of the type contained in Aviv REIT’s budget will be based on Aviv REIT’s budget for the subject year that has been approved by the Board of Directors of Aviv REIT.

(iii) The Executive will be eligible for a prorated Bonus, prorated in accordance with procedures established in Aviv REIT’s discretion, if the Executive terminates employment during a calendar year due to death. Otherwise, the Executive will be eligible for a Bonus for any calendar year only if the Executive remains employed by the Company on the date the Bonus is paid, unless otherwise provided by the terms of the applicable bonus plan or the Compensation Committee.

(c) Long-Term Incentive Compensation. The Executive shall be entitled to participate in any long-term incentive compensation program for executive officers generally that is approved by the Compensation Committee, but subject to a prorated reduction in accordance with a methodology approved the Compensation Committee for the performance or vesting periods in which a Change in Control occurs.

(d) Expenses. The Executive shall be entitled to be reimbursed in accordance with Company policy for reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company. In the case of taxable reimbursements or in-kind benefits that are subject to Section 409A of the Internal Revenue Code, the policy must provide an objectively determinable nondiscretionary definition of expenses eligible for reimbursement or in-kind benefits to be provided, the expense must be incurred or in-kind benefit must be provided during the period that the Executive is employed by or performing services for the Company, unless a different objectively and specifically prescribed period is specified under the applicable policy, the amount of expenses that are eligible for reimbursement or in-kind benefits provided during the Executive’s taxable year may not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, the reimbursement must be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred, and the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(e) Paid Time Off. The Executive shall be entitled to paid time off in accordance with the terms of Company policy.

(f) Benefits. In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other executive officers of Aviv REIT from time to time; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program.

(g) Withholding. All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.

(h) Insurance and Indemnification. The Executive shall be entitled to indemnification, including advancement of expenses (if applicable), in accordance with and to the extent provided by the Company’s operating agreement and Aviv REIT’s bylaws and articles of incorporation, and any separate indemnification agreement, if any.

3.	Term and Termination.

(a) Term. The term of this Agreement (the “Term”) shall begin as of the Effective Date and shall continue until terminated by either party pursuant to Section 3(b) hereof or, if earlier, the termination of the Merger Agreement if such termination occurs prior to the “Merger Effective Time” (as defined in the Merger Agreement).

(b) Termination. This Agreement and the employment of the Executive by the Company hereunder shall be terminated: (i) by the Company with or without cause; (ii) by the Executive upon at least thirty (30) days prior written notice; (iii) by the Company or the Executive due to the disability of the Executive; or (iv) upon the death of the Executive.

(c) In the event of termination of the Executive’s employment with the Company for any reason, the Executive’s service with Aviv REIT shall also cease as of the same date without the requirement of further action by any party. Notice of termination by any party shall be given in writing prior to termination and shall specify the basis for termination and the effective date of termination. The Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for base salary pursuant to Section 2(a) accrued up to the effective date of termination, any unpaid earned and accrued Bonus, if any, pursuant to Section 2(b), pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, as provided under the terms of any other employee benefit and compensation agreements or plans applicable to the Executive, expenses required to be reimbursed pursuant to Section 2(d), and any rights to payment the Executive has under Section 2(h).

4.	Ownership and Protection of Proprietary Information.

(a) Confidentiality. All Confidential Information and Trade Secrets of the Company and Aviv REIT and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company and Aviv REIT. Except to the extent necessary to perform the duties assigned by the Company or Aviv REIT hereunder, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.

(b) Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company and all property belonging to Aviv REIT, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) of the Company and Aviv REIT then in the Executive’s custody, control or possession.

(c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or Aviv REIT or developed by the Executive while employed or engaged by the Company or Aviv REIT prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of two years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the governing law.

5.	Non-Competition and Non-Solicitation Provisions.

(a) The Executive agrees that during the Applicable Period, the Executive will not (except on behalf of or with the prior written consent of Aviv REIT, which consent may be withheld in Aviv REIT’s sole discretion), within the Area either directly or indirectly, on his own behalf, or in the service of or on behalf of others, provide managerial services or management consulting services substantially similar to those Executive provides for the Company or Aviv REIT to any Competing Business. As of the Effective Date, the Executive acknowledges and agrees that the Business of the Company is conducted in the Area.

(b) The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others solicit any individual or entity which is an actual or, to his knowledge, actively sought prospective client of the Company, Aviv REIT or any of their Affiliates (determined as of date of termination of employment) with whom he had material contact while he was an executive officer of the Company or Aviv REIT, for the purpose of offering services substantially similar to those offered by the Company, Aviv REIT or any of their Affiliates.

(c) The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit for employment with a Competing Business any person who is a management level employee of the Company, Aviv REIT or an Affiliate with whom Executive had contact during the last year of Executive’s employment with the Company. The Executive shall not be deemed to be in breach of this covenant solely because an employer for whom he may perform services may solicit, divert, or hire a management level employee of the Company or an Affiliate provided that Executive does not engage in the activity proscribed by the preceding sentence.

(d) The Executive agrees that during the Applicable Period, he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Company, Aviv REIT or any person or entity that he reasonably should know is an Affiliate.

(e) In the event that this Section 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.

(f) The provisions of this Section 5 shall survive termination of this Agreement only if the Executive terminates the Agreement. The provisions of this Section 5 shall not survive if the Term ends due to the termination of the Merger Agreement if such termination occurs prior to the “Merger Effective Time” (as defined in the Merger Agreement).

6.	Remedies and Enforceability.

The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company and Aviv REIT; that irreparable loss and damage will be suffered by the Company and Aviv REIT should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, including, without limitation, termination of the Executive’s employment for cause, the Company and Aviv REIT shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.

7.	Notice.

All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company
or Aviv REIT:	303 W. Madison Street, Suite 2400
Chicago, Illinois 60606
	Attention:	Craig M. Bernfield
Samuel H. Kovitz

If to the Executive:	to the last address the Company has on file for the Executive

Notices delivered in person shall be effective on the date of delivery. Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

8.	Miscellaneous.

(a) Assignment. The rights and obligations of the Company and Aviv REIT under this Agreement shall inure to the benefit of the Company’s or Aviv REIT’s successors and assigns. This

Agreement may be assigned by the Company or Aviv REIT to any legal successor to the Company’s or Aviv REIT’s business or to an entity that purchases all or substantially all of the assets of the Company or Aviv REIT, but not otherwise without the prior written consent of the Executive. In the event the Company or Aviv REIT assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” and “Aviv REIT” as defined herein will, unless the context clearly requires otherwise, refer to the assignee and the Executive will not be deemed to have terminated his employment hereunder until the Executive terminates his employment with the assignee. The Executive may not assign this Agreement.

(b) Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois. The parties agree that any appropriate state or federal court located in Chicago, Illinois shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.

(d) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other written agreements.

(e) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.

(f) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.

(g) Captions and Section Headings. Except as set forth in Section 9 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

9.	Definitions.

(a) “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company or Aviv REIT.

(b) “Applicable Period” means the period commencing as of the date of this Agreement and ending 21 (twenty-one) months after the termination of the Executive’s employment with the Company or any of its Affiliates.

(c) “Area” means the states in which the Company or any of its Affiliates owns, acquires, develops, invests in, leases, finances the ownership of, or finances the operation of any skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, retirement housing facilities, other residential healthcare related real estate or other healthcare facilities.

(d) “Business of the Company” means any business with the primary purpose of leasing assets to healthcare operators, or financing the ownership of, or financing the operation of, skilled nursing facilities, senior housing, long-term care facilities, assisted living facilities, retirement housing facilities, other residential healthcare related real estate, or other healthcare facilities.

(e) “Change in Control” means any one of the following events which occurs following the Effective Date:

(a) the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Aviv REIT, the Company or any employee benefit plan of Aviv REIT, the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation, of equity securities of Aviv REIT that in the aggregate represent thirty percent (30%) or more of the total voting power of the Aviv REIT’s then outstanding equity securities;

(b) the acquisition, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than Aviv REIT, the Company or any employee benefit plan of Aviv REIT, the Company or an Affiliate, or any corporation pursuant to a reorganization, merger or consolidation of equity securities of Aviv REIT, resulting in such person or persons holding equity securities of Aviv REIT that, together with equity securities already held by such person or persons, in the aggregate represent more than fifty percent (50%) of the total fair market value or total voting power of Aviv REIT’s then outstanding equity securities;

(c) individuals who as of the date hereof, constitute the Board of Directors of Aviv REIT (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by Aviv REIT’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than such Board;

(d) a reorganization, merger or consolidation, with respect to which persons who were the holders of equity securities of Aviv REIT immediately prior to such reorganization, merger or consolidation, immediately thereafter, own equity securities of the surviving entity representing less than fifty percent (50%) of the combined ordinary voting power of the then outstanding voting securities of the surviving entity; or

(e) the acquisition within a twelve (12) month period, directly or indirectly, by any “person” or “persons” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than any corporation pursuant to a reorganization, merger or consolidation, of assets of Aviv REIT that have a total gross fair market value equal to or more than eighty-five percent (85%) of the total gross fair market value of all of the assets of Aviv REIT immediately before such acquisition.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred for purposes of this Agreement (a) unless the event also constitutes a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A(a)(2)(v), or (b) by reason of any actions or events in which the Executive participates in a capacity other than in his capacity as an officer, employee, or director of Aviv REIT, the Company or an Affiliate.

(f) “Competing Business” means the entities listed below and any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company:

(i)	Ventas, Inc.,

(ii)	Health Care Property Investors Inc.,

(iii)	Healthcare Realty Trust,

(iv)	National Health Investors Inc.,

(v)	National Health Realty, Inc.,

(vi)	Senior Housing Properties Trust,

(vii)	Health Care REIT Inc.,

(viii)	LTC Properties Inc.,

(ix)	Medical Properties Trust, Inc.,

(x)	Sabra Health Care REIT, Inc.,

(xi)	Omega Healthcare Investors, Inc., and

(xii)	Formation Capital, LLC.

(g) “Confidential Information” means data and information relating to the Business of the Company (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his relationship to the Company, Aviv REIT or an Affiliate and which has value to the Company, Aviv REIT or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company, Aviv REIT or an Affiliate (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company, Aviv REIT or any of its Affiliates by the Executive.

(h) “Term” has the meaning as set forth in Section 3(a) hereof.

(i) “Termination of employment” and similar terms shall refer solely to a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

(j) “Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, Aviv REIT and the Executive have each executed and delivered this Agreement as of the date first shown above.

COMPANY:

AVIV ASSET MANAGEMENT, LLC.

By:	AVIV HEALTHCARE PROPERTIES
LIMITED PARTNERSHIP
Its:	Sole Member

	By:	/s/ Craig M. Bernfield
	Name:	Craig M. Bernfield
	Its:	Chief Executive Officer

AVIV REIT:

AVIV REIT, INC.

By:	/s/ Craig M. Bernfield
Name:	Craig M. Bernfield
Its:	Chief Executive Officer

THE EXECUTIVE:

/s/ Steven J. Insoft
Steven J. Insoft

[Signature Page to Employment Agreement]

EXHIBIT A

Investment	Ownership
None	None